Exhibit 99.1

Press Release
January 25, 2021

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and

Annual 2020 Results

FORT WAYNE, INDIANA, January 25, 2021 / PRNewswire /

Annual 2020 Performance Highlights:

▪	Near-record steel shipments of 10.7 million tons and record steel fabrication shipments of 666,000 tons

▪	Net sales of $9.6 billion

▪	Operating income of $847 million and net income of $551 million, representing the company’s fourth best year

▪	Cash flow from operations of $987 million and adjusted EBITDA of $1.2 billion

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2020 financial results. The company reported fourth quarter 2020 net sales of $2.6 billion and net income of $188 million, or $0.89 per diluted share. Excluding the impact from the following items, the company’s fourth quarter adjusted net income was $205 million, or $0.97 per diluted share:

▪	Additional financing costs of $11 million, or $0.04 per diluted share, related to the company’s October 2020 refinancing activities,

▪	Costs of approximately $14 million, or $0.05 per diluted share (net of capitalized interest), associated with construction of the company's Sinton Texas Flat Roll Steel Mill growth investment,

▪	Non-cash asset impairment charges of $17 million (net of non-controlling interest), or $0.06 per diluted share related to certain noncore oil and gas investments, and

▪	A tax benefit of $13 million (net of non-controlling interest), or $0.06 per diluted share, related to the reduction of a valuation allowance.

Comparatively, the company’s sequential third quarter 2020 earnings were $0.47 per diluted share, and adjusted earnings were $0.51 per diluted share, excluding the impact of construction costs related to the Texas steel mill of $0.04 per diluted share. Prior year fourth quarter earnings were $0.56 per diluted share, and adjusted earnings were $0.62 per diluted share, excluding refinancing costs of $0.01 per diluted share and lower earnings of approximately $0.05 per diluted share associated with planned maintenance outages at the company's two flat roll steel mills.

“The team delivered a tremendous operational and financial performance during 2020 within an unprecedented health and economic crisis, achieving strong net sales of $9.6 billion, operating income of $847 million, and adjusted EBITDA of $1.2 billion,” said Mark D. Millett, President and Chief Executive Officer. “Numerous individual operating and financial records were also attained during the year — an amazing achievement during a period in which many steel consuming businesses were temporarily idled or severely impacted by the social and economic effects of the coronavirus pandemic. Their performance is truly a testament to the passion and commitment of our teams. Our operating, commercial, and financial groups achieved best-in-class performance, while keeping each other healthy and safe. I am humbled and proud to work alongside each of them. Based on their performance, we achieved cash flow from operations of $987 million in 2020, and ended the year with historically strong liquidity of over $2.5 billion, while at the same time meaningfully growing our business through significant organic and transactional growth investments, maintaining a positive cash dividend profile, and executing on our share repurchase program. We have a firm foundation for our continued long-term, strategic growth, and ongoing value creation.

“2020 was a period of shifting steel and raw material supply and demand dynamics,” continued Millett. “While domestic steel demand and raw material supply were robust early in the year, the pandemic significantly reduced steel consumption and scrap generation during the second quarter 2020, as the automotive sector and its supply chain temporarily closed. As a result, a significant amount of higher-cost domestic steel production was idled. As many U.S. states lifted shelter-in-place restrictions and the broader manufacturing base restarted operations mid-year, steel demand quickly recovered. As demand improved in the second half of 2020, some domestic steel production remained idled. When coupled with extremely low steel inventory levels throughout the supply chain, flat roll steel index prices increased over $500 per ton from August through the end of the year.

“Despite the challenges of 2020, as a result of our market share gains and the symbiotic relationships between our three operating platforms, we achieved strong companywide performance,” stated Millett. “Operating income from our steel operations was $906 million in 2020, compared to $1.0 billion in 2019. We were able to achieve annual steel shipments that were only one percent below our record high attained in 2019. Operating income from our metals recycling platform increased to $45 million in 2020, compared to $28 million in 2019. Finally, our steel fabrication operations achieved record operating income of $121 million and record shipments, as the construction market remained strong throughout the year,” stated Millett.

Fourth Quarter 2020 Comments

Fourth quarter 2020 operating income for the company’s steel operations was $298 million, more than double sequential third quarter results, based on significant flat roll steel metal spread expansion, as strong demand and tight supply dynamics propelled selling values. The fourth quarter 2020 average external product selling price for the company’s total steel operations increased $80 sequentially to $814 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills only increased $20 sequentially to $279 per ton.

As domestic steel production continued to rise during the quarter, demand for recycled ferrous scrap and scrap selling values also increased. As a result, fourth quarter operating income from the company’s metals recycling operations increased 75 percent to $27 million, compared to sequential third quarter.

The company’s steel fabrication operations reported operating income of $25 million in the fourth quarter 2020, compared to the record high $39 million in the sequential third quarter. Earnings declined due to seasonally lower shipments and metal spread compression, as product pricing declined, while steel input costs increased. The steel fabrication platform’s order backlog remains strong, and customers remain optimistic concerning construction activity.

In October, the company executed its third investment grade notes offering, issuing $350 million of 1.650% notes due 2027 and $400 million of 3.250% notes due 2050. These proceeds were used to repay $350 million of the company’s 4.125% senior notes due 2025, and for other general corporate purposes. Since becoming investment grade rated in October 2019, the company’s refinancing activities have reduced its effective interest rate from 5.4% to 3.5%.

Annual 2020 Comparison

Annual 2020 net income was $551 million, or $2.59 per diluted share, with net sales of $9.6 billion, as compared to 2019 net income of $671 million, or $3.04 per diluted share, with net sales of $10.5 billon. Excluding the impact from the following items, the company’s 2020 adjusted net income was $603 million, or $2.84 per diluted share:

▪	Additional financing costs of $36 million, or $0.12 per diluted share, related to the company’s 2020 refinancing activities,

▪	Costs of approximately $40 million, or $0.13 per diluted share (net of capitalized interest), associated with construction of the company's Sinton Texas Flat Roll Steel Mill growth investment,

▪	Non-cash asset impairment charges of $17 million (net of non-controlling interest), or $0.06 per diluted share, related to certain noncore oil and gas investments, and

▪	A tax benefit of $13 million (net of non-controlling interest), or $0.06 per diluted share, related to the reduction of a valuation allowance.

Annual 2020 net sales declined eight percent and operating income declined 14 percent to $847 million, when compared to 2019. Lower earnings were primarily the result of steel metal spread compression, as lower steel prices in the first half of 2020 caused overall average annual steel selling values to decline more than average ferrous scrap costs. Compared to 2019, the average 2020 external product selling price for the company’s steel operations decreased $67 to $770 per ton. The average 2020 ferrous scrap cost per ton melted at the company’s steel mills decreased $25 to $268 per ton.

Based on the company’s differentiated business model and highly variable cost structure, the company generated strong cash flow from operations of $987 million during 2020 and invested $1.2 billion in capital investments, most of which are growth oriented. The new Sinton Texas steel mill growth project alone represented $928 million. During 2020, the company also paid cash dividends of $209 million and repurchased $107 million of its outstanding common stock, while maintaining strong liquidity of over $2.5 billion as of December 31, 2020.

Outlook

“We entered 2020 in a position of strength with ample cash and available liquidity, and we remain in a position of strength as we head into 2021,” stated Millett. “No one could have predicted the advent of the pandemic and its global social and economic impact. Our team’s health and safety remain at the forefront of everything we do — each decision we make. I thank and applaud them for their support of our company, our customers, and our communities. Our differentiated business model and performance-driven culture allows us to generate strong cash flows during the most challenging environments, as evidenced in 2020. This model supported the continued construction of our new state-of-the art, electric-arc-furnace (EAF) flat roll steel mill during the year. We are excited about this transformational strategic project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing EAF flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition, as well as providing a much more environmentally friendly steel production alternative for our customers. Construction is going well and remains within our expected project cost of $1.9 billion, with plans still in place to commence operations mid-year 2021.

“We have targeted specific regional steel consuming markets. Our facility is located and designed to have a meaningful competitive advantage in these regions and in the displacement of imports. We have signed long-term agreements with several customers to co-locate on our site, and we are still in discussions with others. We plan to have over 1 million tons of annual steel consuming and processing capability from on-site customers. In August, we also completed the acquisition of Zimmer, a Mexican metals recycling company, which is an important part of our raw material procurement strategy in the southwest and Mexico.

“While the domestic economy is still recovering from the shock of COVID-19, we are seeing a strong steel demand environment,” continued Millett. “The automotive sector has experienced the strongest recovery, and the construction sector remains resilient. Customers are positive concerning the business outlook for 2021. We are seeing pent up demand, as steel service center and end-user inventories are still extremely low compared to historical norms. We also believe U.S. trade agreements and existing steel trade cases will continue to moderate steel imports. Based on strong domestic steel fundamentals, we are optimistic regarding the North American steel market dynamics and believe steel consumption will experience growth this year. We expect to see continued steel price strength and strong customer demand in 2021.

“Our commitment is to the health and safety of our teams, families, communities and to meet the needs of our customers. Our culture and our business model continue to positively differentiate our performance from the rest of the industry, and we are in a place of strength. We are competitively positioned and focused to deliver long-term value creation for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2020 operating and financial results on Tuesday, January 26, 2021, at 8:30 a.m. Eastern Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 31, 2021.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) the effects of pandemics or other health issues, such as the novel coronavirus outbreak (COVID-19); (3) cyclical and changing industrial demand; (4) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (5) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (6) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (7) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (8) risks and uncertainties involving product and/or technology development; and (9) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2020	2019	2020	2019	Sept. 30, 2020
Net sales	$2,601,245	$2,350,196	$9,601,482	$10,464,991	$2,330,832
Costs of goods sold	2,158,992	2,033,787	8,166,754	8,934,007	2,038,017
Gross profit	442,253	316,409	1,434,728	1,530,984	292,815

Selling, general and administrative expenses	137,018	111,968	477,450	436,498	118,235
Profit sharing	19,404	13,633	61,728	78,029	11,778
Amortization of intangible assets	7,672	8,847	28,999	29,577	6,946
Asset impairment charges	19,409	-	19,409	-	-
Operating income	258,750	181,961	847,142	986,880	155,856

Interest expense, net of capitalized interest	20,206	32,322	94,877	127,104	18,950
Other expense (income), net	17,727	(424)	46,787	(15,561)	3,546
Income before income taxes	220,817	150,063	705,478	875,337	133,360

Income tax expense	23,867	26,344	134,650	197,437	29,083
Net income	196,950	123,719	570,828	677,900	104,277
Net income attributable to noncontrolling interests	(9,107)	(2,294)	(20,006)	(6,797)	(4,134)
Net income attributable to Steel Dynamics, Inc.	$187,843	$121,425	$550,822	$671,103	$100,143

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.89	$0.56	$2.61	$3.06	$0.48

Weighted average common shares outstanding	210,599	215,119	211,140	219,639	210,366

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.89	$0.56	$2.59	$3.04	$0.47

Weighted average common shares and share equivalents outstanding	212,052	216,402	212,345	220,748	211,926

Dividends declared per share	$0.25	$0.24	$1.00	$0.96	$0.25

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,368,618	$1,381,460
Short-term investments	-	262,174
Accounts receivable, net	971,918	844,336
Inventories	1,843,548	1,689,043
Other current assets	74,363	76,012
Total current assets	4,258,447	4,253,025

Property, plant and equipment, net	4,105,569	3,135,886

Intangible assets, net	324,577	327,901

Goodwill	457,226	452,915

Other assets	119,743	106,038
Total assets	$9,265,562	$8,275,765
Liabilities and Equity
Current liabilities
Accounts payable	$769,455	$513,344
Income taxes payable	2,386	2,014
Accrued expenses	400,052	401,984
Current maturities of long-term debt	86,894	89,356
Total current liabilities	1,258,787	1,006,698

Long-term debt	3,015,782	2,644,988

Deferred income taxes	536,288	484,169

Other liabilities	106,479	75,055
Total liabilities	4,917,336	4,210,910

Commitments and contingencies

Redeemable noncontrolling interests	158,614	143,614

Equity
Common stock	648	646
Treasury stock, at cost	(1,623,747)	(1,525,113)
Additional paid-in capital	1,207,392	1,181,012
Retained earnings	4,758,969	4,419,296
Accumulated other comprehensive income (loss)	1,902	(7)
Total Steel Dynamics, Inc. equity	4,345,164	4,075,834
Noncontrolling interests	(155,552)	(154,593)
Total equity	4,189,612	3,921,241
Total liabilities and equity	$9,265,562	$8,275,765

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating activities:
Net income	$196,950	$123,719	$570,828	$677,900

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,057	80,527	325,789	321,082
Impairment charges	19,409	-	19,409	-
Equity-based compensation	18,748	14,402	55,598	47,631
Deferred income taxes	16,859	16,769	47,808	51,721
Other adjustments	9,273	2,365	30,974	1,413
Changes in certain assets and liabilities:
Accounts receivable	(53,929)	142,610	(111,920)	237,805
Inventories	(234,386)	77,977	(150,596)	217,866
Other assets	(7,249)	6,103	(1,547)	13,735
Accounts payable	60,745	(32,278)	182,509	(86,445)
Income taxes receivable/payable	(700)	(31,810)	32,551	(12,095)
Accrued expenses	27,174	8,678	(14,371)	(74,323)
Net cash provided by operating activities	137,951	409,062	987,032	1,396,290

Investing activities:
Purchases of property, plant and equipment	(343,157)	(158,258)	(1,198,055)	(451,945)
Purchases of short-term investments	-	(262,133)	(149,359)	(396,159)
Proceeds from maturities of short-term investments	-	69,489	411,533	362,768
Acquisition of business, net of cash and restricted cash acquired	(1,000)	-	(60,012)	(97,106)
Other investing activities	933	1,733	2,634	5,756
Net cash used in investing activities	(343,224)	(349,169)	(993,259)	(576,686)

Financing activities:
Issuance of current and long-term debt	911,507	1,199,276	2,523,356	1,573,962
Repayment of current and long-term debt	(532,045)	(895,018)	(2,177,527)	(1,264,152)
Dividends paid	(52,591)	(51,778)	(209,248)	(200,271)
Purchase of treasury stock	-	(56,214)	(106,529)	(348,608)
Other financing activities	(20,598)	(20,302)	(37,100)	(27,561)
Net cash provided by (used in) financing activities	306,273	175,964	(7,048)	(266,630)

Increase (decrease) in cash, cash equivalents, and restricted cash	101,000	235,857	(13,275)	552,974
Cash, cash equivalents, and restricted cash at beginning of period	1,273,122	1,151,540	1,387,397	834,423
Cash, cash equivalents, and restricted cash at end of period	$1,374,122	$1,387,397	$1,374,122	$1,387,397

Supplemental disclosure information:
Cash paid for interest	$34,541	$62,848	$111,591	$134,550
Cash paid for income taxes, net	$4,569	$39,376	$50,417	$155,525

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year Ended
	2020	2019	2020	2019	1Q 2020	2Q 2020	3Q 2020
External Net Sales
Steel	$1,870,841	$1,751,104	$7,137,104	$7,904,551	$1,941,706	$1,628,027	$1,696,530
Steel Fabrication	217,977	246,171	895,701	962,154	220,936	215,250	241,538
Metals Recycling	347,022	242,862	1,067,924	1,198,007	291,856	156,583	272,463
Other	165,405	110,059	500,753	400,279	120,602	94,445	120,301
Consolidated Net Sales	$2,601,245	$2,350,196	$9,601,482	$10,464,991	$2,575,100	$2,094,305	$2,330,832
Operating Income
Steel	$297,682	$201,266	$906,396	$1,048,059	$292,746	$172,395	$143,573
Steel Fabrication	25,067	32,573	120,739	119,263	29,204	27,196	39,272
Metals Recycling	27,035	(5,251)	44,910	28,215	8,326	(5,918)	15,467
	349,784	228,588	1,072,045	1,195,537	330,276	193,673	198,312

Non-cash amortization of intangible assets	(7,672)	(8,847)	(28,999)	(29,577)	(7,191)	(7,190)	(6,946)
Profit sharing expense	(19,404)	(13,633)	(61,728)	(78,029)	(21,454)	(9,092)	(11,778)
Non-segment operations	(44,549)	(24,147)	(114,767)	(101,051)	(27,945)	(18,541)	(23,732)
Non-cash asset impairment charges	(19,409)	-	(19,409)	-	-	-	-
Consolidated Operating Income	$258,750	$181,961	$847,142	$986,880	$273,686	$158,850	$155,856
Adjusted EBITDA
Net income	$196,950	$123,719	$570,828	$677,900	$190,836	$78,765	$104,277
Income taxes	23,867	26,344	134,650	197,437	57,420	24,280	29,083
Net interest expense	19,853	25,355	85,893	99,077	21,790	25,849	18,401
Depreciation	75,787	70,314	291,000	286,201	71,733	70,116	73,364
Amortization of intangible assets	7,672	8,847	28,999	29,577	7,191	7,190	6,946
Noncontrolling interest (d)	(2,352)	(2,294)	(13,251)	(6,797)	(3,496)	(3,270)	(4,133)
EBITDA	321,777	252,285	1,098,119	1,283,395	345,474	202,930	227,938
Non-cash adjustments
Unrealized (gains) losses	2,629	589	2,074	2,309	(1,262)	(208)	915
Inventory valuation	1,078	352	2,242	1,222	859	258	47
Equity-based compensation	18,746	14,400	48,564	42,941	10,812	9,519	9,487
Asset impairment charges	19,409	-	19,409	-	-	-	-
Refinancing charges	3,059	2,780	7,966	2,780	-	4,907	-
Adjusted EBITDA	$366,698	$270,406	$1,178,374	$1,332,647	$355,883	$217,406	$238,387
Other Operating Information
Steel
Average external sales price (Per ton) (a)	$814	$763	$770	$837	$774	$755	$734
Average ferrous cost (Per ton melted) (b)	$279	$243	$268	$293	$267	$266	$259

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,447,125	1,512,003	5,889,735	6,140,547	1,584,264	1,358,473	1,499,873
Steel Processing divisions (c)	413,756	404,388	1,699,428	1,585,657	405,981	418,837	460,854
Long Product shipments
Structural and Rail Division	435,364	374,774	1,663,915	1,469,356	434,882	400,150	393,519
Engineered Bar Products Division	164,735	153,692	630,870	732,774	189,801	137,386	138,948
Roanoke Bar Division	126,163	125,125	505,387	529,480	140,222	125,104	113,898
Steel of West Virginia	83,303	80,981	328,998	358,827	92,032	78,069	75,594
Total Shipments (Tons)	2,670,446	2,650,963	10,718,333	10,816,641	2,847,182	2,518,019	2,682,686

External Shipments (Tons) (a)	2,299,310	2,305,633	9,257,334	9,402,608	2,495,164	2,152,856	2,310,004

Steel Mill Production (Tons)	2,273,273	2,285,077	9,260,807	9,466,955	2,535,233	2,132,167	2,320,134
Metals Recycling
Nonferrous shipments (000's of pounds)	271,552	252,861	977,882	1,068,208	272,078	166,914	267,338
Ferrous shipments (Gross tons)	1,341,316	1,096,211	4,591,881	4,627,214	1,192,144	802,070	1,256,351
External ferrous shipments (Gross tons)	446,233	361,504	1,407,430	1,565,957	393,651	197,970	369,576
Steel Fabrication
Average sales price (Per ton)	$1,351	$1,419	$1,362	$1,495	$1,356	$1,364	$1,375
Shipments (Tons)	162,825	173,635	665,679	644,411	163,312	160,168	179,375

(a)	Represents all steel operations
(b)	Represents ferrous cost per ton melted at our six electric arc furnace steel mills
(c)	Includes Heartland, The Techs, and United Steel Supply locations
(d)	Year and quarter ended December 31, 2020, net of income tax effect of $6,755